                                                    Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

513/579-7764

Investor – Matt Stautberg

513/579-7780

FOR IMMEDIATE RELEASE

MACY’S, INC. SAME-STORE SALES UP 11.7% IN JANUARY

Company raises fourth quarter earnings guidance

CINCINNATI, Ohio, February 7, 2013 - Macy’s, Inc. today reported total sales of $1.799 billion for the five weeks ended Feb. 2, 2013, an increase of 34.6 percent compared with total sales of $1.337 billion in the four weeks ended Jan. 28, 2012. The January period reflects an extra week in fiscal 2012, creating a 53-week fiscal year that occurs approximately every six years in the accounting cycle for most retailing companies.

On a same-store basis - which includes comparable four-week periods this year and last year - Macy’s, Inc. sales were up 11.7 percent in January as compared to January 2012.

“Simply put, January was an outstanding month for Macy’s and Bloomingdale’s. Our sales were driven by our strategy to flow-in more fresh fashion goods in December to better serve post-holiday shoppers seeking new and interesting merchandise,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy’s, Inc. “This exceptional January performance capped our company’s third consecutive year of topline sales growth of more than $1 billion, which began in 2009 when we restructured Macy’s into a national retailer with a local focus. Clearly, our strategies are resonating with customers as they shop in our stores, online and via mobile.

“We are continuing to execute new elements within our key strategies to maintain the growth and momentum in our business. Our team across the company remains committed to innovation and continuous improvement through enhanced localization of our merchandising and marketing strategies, omnichannel integration and customer engagement,” Lundgren said.

For the 14-week fourth quarter of fiscal 2012, Macy’s, Inc.’s sales totaled $9.350 billion, up 7.2 percent from total sales of $8.724 billion for the final 13 weeks of 2011. On a same-store basis - which includes comparable 13-week periods this year and last year - the company’s fourth quarter sales were up 3.9 percent.

For fiscal 2012 as a whole, Macy’s, Inc. sales totaled $27.686 billion, up 4.9 percent from total sales of $26.405 billion in fiscal 2011. On a same-store basis - which includes comparable 52-week periods this year and last year - Macy’s, Inc.’s fiscal 2012 sales were up 3.7 percent.

Online sales (macys.com and bloomingdales.com combined) were up 48.9 percent in January, 47.7 percent in the fourth quarter and 41.0 percent for fiscal 2012 compared to the same periods in 2011. Online sales positively affected the company’s same-store sales by 3.3 percentage points in the fourth quarter and 2.2 percentage points in fiscal 2012 as a whole. Online sales are included in the same-store sales calculation for Macy's, Inc.

Updated Guidance

Given its strong January performance, the company is raising fourth quarter earnings guidance to the level previously provided in November 2012. Earnings per diluted share for the fourth quarter of 2012 is now expected in the range of $1.94 to $1.99, excluding costs associated with the previously announced debt tender offer and store closings. This compares with earnings guidance provided on Jan. 3, 2013 for fourth quarter earnings in the range of $1.91 to $1.96 per diluted share, excluding those costs.

Including the 22 cents per diluted share for costs associated with the debt tender offer and store closings, earnings per diluted share for the fourth quarter of 2012 are now expected to be in the range of $1.72 to $1.77.

Retirement Plan Changes

Macy's, Inc. also reported that it will be making changes to its retirement plans in order to better plan and manage expenses in an environment in which healthcare costs are expected to increase.  Effective December 31, 2013, benefits payable under the company's existing defined benefit pension and supplementary executive retirement plans will generally be fixed at current levels (subject to continued vesting of rights to receive benefits earned for service prior to that date and interest on such benefits).  Effective January 1, 2014, company matching contributions under the company's 401(k) plan will be increased and a new defined contribution plan, similar in operation to the company's 401(k) plan, will be implemented to provide for income deferral and company matching contribution opportunities with respect to compensation in excess of amounts eligible for such opportunities under the company's 401(k) plan.

The company does not expect the changes to its retirement plans to have a material impact on retirement-related expenses for 2012.  After giving effect to the savings from the changes to the retirement plans, the company expects retirement-related expenses for fiscal 2013 to be approximately $10 million higher than 2012 levels.  Thereafter, the company expects such savings to offset increases in healthcare costs and to facilitate the achievement of its profitability goals (EBITDA as a percent to sales of 14 - 15%).  In connection with the changes to its retirement plans, the company expects to record a one-time reduction in its retirement-related liabilities on the balance sheet of approximately $300 million in fiscal 2012.   Actual amounts of retirement plan savings, healthcare costs and other selling, general and administrative expenses may vary significantly from period to period.

Discontinued Monthly Reporting

As previously announced in November 2012, Macy’s, Inc. will discontinue reporting monthly sales, beginning in fiscal 2013, consistent with the practice of most other retailers. Sales will continue to be reported quarterly, along with earnings and cash flow.

Fourth Quarter Earnings Call/Webcast

Macy’s, Inc. will report its fourth quarter earnings on Tuesday, Feb. 26, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-277-7060, passcode 4317621. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy’s, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2012 sales of $27.7 billion. The company operates about 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s and Bloomingdale’s, as well as the macys.com and bloomingdales.com websites. The company also operates 12 Bloomingdale’s Outlet stores. Bloomingdale’s in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including  variability in the costs of providing healthcare and retirement benefits to current or former employees, conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom).